Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 21, 2024, with respect to the financial statements of RAI 401k Savings Plan as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023 and the supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2023, which report appears in the December 31, 2023 annual report on Form 11-K of the RAI 401k Savings Plan.

/s/ CBIZ CPAs P.C.

St. Petersburg, Florida
February 20, 2025